Exhibit 16.1

January 27, 2020

Securities and Exchange Commission

100 F Street, N.E. Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 27, 2020, of CARBO Ceramics Inc. and are in agreement with the statements contained in the third, fourth, and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP